Exhibit 10.15

UNDER ARMOUR, INC.

DEFERRED COMPENSATION PLAN

PLAN DOCUMENT

EFFECTIVE JUNE 1, 2007

i

Purpose		1

ARTICLE 1 Definitions		1

ARTICLE 2 Selection/Enrollment/Eligibility		7
2.1	Eligibility	7
2.2	Enrollment Requirements	7
2.3	Commencement of Participation	7
2.4	Termination of Participation and/or Deferrals	8

ARTICLE 3 Deferral Commitments/Company Contributions/Crediting/Taxes		8
3.1	Minimum Deferral	8
3.2	Maximum Deferral	8
3.3	Election to Defer/Change in Election	8
3.4	Withholding of Annual Deferral Amounts	10
3.5	Annual Company Discretionary Amount	10
3.6	Annual Company Matching Amount	11
3.7	Investment of Trust Assets	11
3.8	Vesting	11
3.9	Crediting/Debiting of Account Balances	12
3.10	FICA and Other Taxes	14
3.11	Distributions	15

ARTICLE 4 Short-Term Payout/Unforeseeable Financial Emergencies		15
4.1	Short-Term Payout	15
4.2	Other Benefits Take Precedence Over Short-Term Payout	16
4.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies	16

ARTICLE 5 Retirement Benefit		16
5.1	Retirement Benefit	16
5.2	Payment of Retirement Benefit	16
5.3	Other Benefits Take Precedence Over Retirement Benefits	17

ARTICLE 6 Survivor Benefit		18
6.1	Pre-Retirement Survivor Benefit	18
6.2	Payment of Pre-Retirement Survivor Benefit	18
6.3	Death Prior to Completion of Retirement Benefit or Termination Benefit	18

ARTICLE 7 Termination Benefit		18
7.1	Termination Benefit	18
7.2	Payment of Termination Benefit	18

ARTICLE 8 Disability Waiver and Benefit		18
8.1	Disability Waiver	18
8.2	Continued Eligibility/Disability Benefit	19

ARTICLE 9 Beneficiary Designation		19
9.1	Beneficiary	19
9.2	Beneficiary Designation/Change	19
9.3	Acknowledgment	20
9.4	No Beneficiary Designation	20
9.5	Doubt as to Beneficiary	20
9.6	Discharge of Obligations	20

ARTICLE 10 Leave of Absence		20
10.1	Paid Leave of Absence	21

ARTICLE 11 Termination/Amendment/Modification		21
11.1	Termination	21
11.2	Amendment	22
11.3	Plan Agreement	22
11.4	Effect of Payment	22
11.5	Amendment to Ensure Proper Characterization of the Plan	22
11.6	Changes in Law Affecting Taxability	22
11.7	Prohibited Acceleration/Distribution Timing	23

ARTICLE 12 Administration		23
12.1	Administration	23
12.2	Determinations	24
12.3	General	24

ARTICLE 13 Other Benefits and Agreements		24
13.1	Coordination with Other Benefits	24

ARTICLE 14 Claims Procedures		24
14.1	Scope of Claims Procedures	25
14.2	Initial Claim	25
14.3	Review Procedures	25
14.4	Calculation of Time Periods	26
14.5	Legal Action	27
14.6	Committee Review	27

ARTICLE 15 Trust		27
15.1	Establishment of the Trust	27
15.2	Interrelationship of the Plan and the Trust	27
15.3	Distributions from the Trust	27

ARTICLE 16 Miscellaneous		27
16.1	Status of Plan	27
16.2	Unsecured General Creditor	28
16.3	Company’s Liability	28
16.4	Nonassignability	28
16.5	Not a Contract of Employment	28
16.6	Furnishing Information	28
16.7	Terms	29
16.8	Captions	29
16.9	Governing Law	29
16.10	Notice	29
16.11	Successors	29
16.12	Spouse’s Interest	29
16.13	Validity	30
16.14	Incompetent	30
16.15	Court Order	30
16.16	Distribution in the Event of Taxation	30
16.17	Insurance	31
16.18	Aggregation of Employers	31
16.19	Aggregation of Plans	31
16.20	USERRA	31
16.21	Acceleration of Distribution	31
16.22	Delay in Payment	32

UNDER ARMOUR, INC.

DEFERRED COMPENSATION PLAN

Effective June 1, 2007

Purpose

The purpose of the Under Armour, Inc. Deferred Compensation Plan (the “Plan”) is to provide specified benefits to a select group of management or highly compensated employees of Under Armour, Inc. The Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, as added by the American Jobs Creation Act of 2004 and the Treasury regulations or any other authoritative guidance issued thereunder.

ARTICLE 1

Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Company equal to the sum of (i) the Deferral Account balance, (ii) the Company Make-Up Account balance and (iii) the Company Discretionary Account balance, if any. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to the Plan.

1.2	“Administrator” shall mean the Vice President of Human Resources which shall be responsible for the general administration of the Plan except as otherwise specified.

1.3

“Annual Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding Incentive Payments, commissions, overtime, fringe benefits, stock options, relocation expenses, non-monetary awards, fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Base Salary shall be calculated without regard to any reductions for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Company (and therefore shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3) or 402(h) pursuant to plans established by the Company).

1.4	“Annual Company Discretionary Amount” shall mean, for the Plan Year of reference, the amount determined in accordance with Section 3.5.

1.5	“Annual Company Make-Up Amount” shall mean for the Plan Year of reference, the amount determined in accordance with Section 3.6.

1.6

“Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary and Incentive Payments that a Participant elects to have, and is, deferred in accordance with Article 3, for the Plan Year of reference. In the event of a Participant’s Retirement, Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.7	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.8	“Beneficiary Designation Form” shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries.

1.9	“Board” shall mean the board of directors of the Company or, if the Board so directs, the Compensation Committee appointed by the Board of Directors acting on behalf of the Board in the exercise of any and all powers and duties of the Board pursuant to this Plan.

1.10	“Claimant” shall have the meaning set forth in Section 14.2.

1.11	“Change In Control” shall mean a change in control within the meaning of Section 409A(a)(2)(A)(v) and any guidance issued thereunder from time to time by the Internal Revenue Service, including Notice 2005-1.

1.12	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.13	“Company” shall mean Under Armour, Inc., a Maryland Corporation, including its subsidiaries and affiliates and any successor to all or substantially all of the Company’s assets or business.

1.14

“Company Discretionary Account” shall mean (i) the sum of the Participant’s Annual Company Discretionary Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Discretionary Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Discretionary Account.

1.15

“Company Make-Up Account” shall mean (i) the sum of all of a Participant’s Annual Company Make-Up Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Make-Up Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Make-Up Account.

1.16	“Compensation Committee” shall mean the committee appointed by the Board of Directors of the Company, acting in accordance with the provisions of this Plan.

1.17

“Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If the Compensation Committee determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Compensation Committee to ensure that the entire amount of any distribution to the Participant pursuant to this Plan is deductible, the Compensation Committee may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited or debited with additional amounts in accordance with Section 3.09 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Compensation Committee in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Code Section 162(m). Notwithstanding the foregoing, this Section 1.17 shall apply only to the extent permitted by Section 409A.

1.18	“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.19

“Disability” shall mean, except as may otherwise be required by Section 409A, a period of disability during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by the Social Security Administration; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company.

1.20	“Disability Benefit” shall mean the benefit set forth in Article 8.

1.21	“Effective Date” shall mean the effective date of this Plan, which is June 1, 2007.

1.22	“Election Form” shall mean the form or forms established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to make an election under the Plan (which form or forms may take the form of an electronic transmission, if required or permitted by the Administrator).

1.23	“Employee” shall mean an individual who the Company treats as an “employee” for Federal income tax withholding purposes.

1.24	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.25	“401(k) Plan” shall mean the Under Armour 401(k) Plan, as amended from time to time.

1.26	“Incentive Payments” shall mean any compensation paid to a Participant under any incentive plans or bonus arrangements of the Company with respect to which the Administrator in its discretion permits deferrals to be made hereunder, relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year.

1.27	“Participant” shall mean any Employee who is selected by the Compensation Committee to participate in the Plan, provided such individual (i) elects to participate in the Plan, (ii) signs a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, (iii) has his or her signed Plan Agreement, Election Form(s) and Beneficiary Designation Form accepted by the Administrator, (iv) commences participation in the Plan, and (v) does not have his or her Plan Agreement terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan under any circumstance.

1.28	“Performance-Based Compensation” shall mean that portion of a Participant’s Incentive Payments the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months, and which satisfies the requirements for “performance-based compensation” under Section 409A including the requirement that the performance criteria be established in writing by not later than (i) ninety (90) days after the commencement of the period of service to which the criteria relates and (ii) the date the outcome ceases to be substantially uncertain.

1.29	“Plan” shall mean this Under Armour, Inc. Deferred Compensation Plan, as evidenced by this instrument and by each Plan Agreement, as they may be further amended from time to time.

1.30	“Plan Agreement” shall mean a written agreement (which may take the form of an electronic transmission, if required or permitted by the Administrator), as may be amended from time to time, which is entered into by and between the Company and a Participant. Each Plan Agreement executed by a Participant and the Company shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Company shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Company and the Participant. In the Plan Agreement, each Participant shall acknowledge that he or she accepts all of the terms of the Plan including the discretionary authority of the Compensation Committee and Administrator as set forth in Article 12.

1.31	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year, except that the initial Plan Year shall be a short Plan Year beginning June 1, 2007 and continuing through December 31, 2007.

1.32	“Pre-Retirement Survivor Benefit” shall mean the benefit set forth in Article 6.

1.33	“Retirement”, “Retire(s)” or “Retired” shall mean Separation from Service with the Company for any reason other than a leave of absence, death or Disability on or after the later of attainment of (i) age sixty-five (65), or (ii) age fifty-five (55) with ten (10) Years of Service.

1.34	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.35	“Section 409A” shall mean Code Section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

1.36	“Separation from Service” shall mean the Participant’s separation from service, within the meaning of Section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Company, if that is less than thirty-six (36) months. For this purpose, upon a sale or other disposition of the assets of the Company to an unrelated purchaser, the Company reserves the right to the extent permitted by Section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

1.37	“Short-Term Payout” shall mean the payout set forth in Article 4.

1.38	“Specified Employee” shall mean a key employee, (as defined in Section 409A) of the Company as of December 31st of a given Plan Year and any person so identified shall be treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following such December 31st.

1.39	“Termination Benefit” shall mean the benefit set forth in Article 7.

1.40	“Termination of Employment” shall mean Separation from Service with the Company, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.

1.41	“Trust” shall mean the trust established pursuant to this Plan, as amended from time to time. The assets of the Trust shall be the property of the Company.

1.42

“Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or a dependent of the Participant, (ii) a loss of the Participant’ s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator.

1.43

“Yearly Installment Method” shall be a yearly installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant (or the appropriate portion thereof) shall be calculated as of the close of business on the date of reference (or, if the date of reference is not a business day, on the immediately following business day), and shall be paid as soon as practicable thereafter. The date of reference with respect to the first (1st) yearly installment payment shall be as provided in Section 5.2 or Section 8.2, as applicable, and the date of reference with respect to subsequent yearly installment payments shall be the anniversary of the first (1st) yearly installment payment. The yearly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of yearly payments due the Participant. By way of example, if the Participant elects a ten (10) year Yearly Installment Method, the first payment shall be one-tenth (1/10) of the Account Balance, calculated as described in this definition. The following year, the payment shall be one-ninth (1/9) of the Account Balance, calculated as described in this definition.

1.44	“Years of Service” shall mean the total number of full years in which a Participant has been employed by the Company. For purposes of this definition, a year of employment shall be a three hundred sixty-five (365) day period (or three hundred sixty-six (366) day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

ARTICLE 2

Selection/Enrollment/Eligibility

2.1	Eligibility. As of the Effective Date, participation in the Plan shall be limited to Employees who the Compensation Committee designates, in its sole discretion, for participation, provided that Employees may not participate in the Plan unless they are members of a select group of management or highly compensated employees of the Company, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (which determination shall be made by the Compensation Committee in its sole discretion).

2.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Administrator a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, all within thirty (30) days after he or she becomes eligible to participate in the Plan. In addition, the Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3

Commencement of Participation. Provided a selected Employee has met all enrollment requirements set forth in this Plan and required by the Administrator, including returning all required documents to the Administrator within the specified time period, that individual shall commence participation in the Plan on the first day of the month following the month in which he or she completes all enrollment requirements (or as soon as practicable thereafter as the Administrator may determine). If he or she fails to meet all such requirements within the period required, in accordance with Section 2.2, that individual shall not be eligible to participate in the Plan until the first day of the following Plan Year, again subject to timely delivery to and acceptance by the Administrator of the required documents.

2.4	Termination of Participation and/or Deferrals. If the Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees of the Company, the Administrator shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections.

ARTICLE 3

Deferral Commitments/Company Contributions/Crediting/Taxes

3.1	Minimum Deferral. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferred Amount, Annual Base Salary and/or Incentive Payments in the minimum amount of ten percent (10%) of each such item of compensation.

Notwithstanding the foregoing, the Administrator may, in its sole discretion, establish for any Plan Year a different minimum amount for Annual Base Salary and/or Incentive Payments. If an election is made with respect to either such item of compensation for less than the stated minimum amount, or if no election is made, the amount deferred with respect to either such item of compensation shall be zero (0).

3.2	Maximum Deferral.

(a)	Annual Base Salary and Incentive Payments. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary and/or Incentive Payments up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Annual Base Salary	75%
Incentive Payments	90%

(b)	Administrator’s Discretion. Notwithstanding the foregoing, (i) the Administrator may, in its sole discretion, establish for any Plan Year maximum percentages which differ from those set forth above, and (ii) if an eligible Employee first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount with respect to Annual Base Salary or Incentive Payments shall be limited to the percentage of such compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form(s) to the Administrator for acceptance.

3.3	Election to Defer/Change in Election.

(a)	Timing of Election. Except as provided below, a Participant shall make a deferral election with respect to Annual Base Salary and/or Incentive Payments, as applicable, to be earned for services performed during an upcoming twelve (12) month Plan Year. Such election must be made during such period as shall be established by the Administrator which ends no later than the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Annual Base Salary and/or Incentive Payments, as applicable, to be deferred are to be performed. For these purposes, Annual Base Salary payable after the last day of the Plan Year for services performed during the final payroll period containing the last day of the Plan Year shall be treated as Annual Base Salary for services performed in the subsequent Plan Year. Notwithstanding the foregoing, no Annual Base Salary and/or Incentive Payments (which do not otherwise qualify as Performance- Based Compensation) shall be deferred under the Plan for the short Plan Year beginning June 1, 2007 through December 31, 2007.

Notwithstanding the preceding, if and to the extent permitted by the Administrator, a Participant may make an election to defer that portion of his or her Incentive Payments which constitutes Performance-Based Compensation no later than six (6) months prior to the last day of the period over which the services giving rise to the Incentive Payments are performed, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date of the deferral election, and provided further that in no event may such deferral election be made pursuant to this paragraph with respect to any portion of the Performance-Based Compensation that has become reasonably ascertainable prior to the making of the deferral election, within the meaning of Section 409A.

In addition, notwithstanding the preceding, but subject to Section 16.19, in the case of the first Plan Year in which an Employee first becomes eligible to become a Participant (or again becomes eligible after having been ineligible for at least twenty four (24) months), if and to the extent permitted by the Administrator, the individual may make an election no later than thirty (30) days after the date he or she becomes eligible to become a Participant to defer Annual Base Salary and/or Incentive Payments (as applicable) for services to be performed after the election. For this purpose, an election will be deemed to apply to Incentive Payments for services performed after the election if the election applies to no more than an amount equal to the total Incentive Payments for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(b)	Manner of Election. For any Plan Year (or portion thereof), a deferral election for that Plan Year (or portion thereof), and such other elections as the Administrator deems necessary or desirable under the Plan, shall be made by timely delivering to the Administrator, in accordance with its rules and procedures, by the deadline(s) set forth above, an Election Form, along with such other elections as the Administrator deems necessary or desirable under the Plan. For these elections to be valid, the Election Form(s) must be completed and signed by the Participant, timely delivered to the Administrator (in accordance with Section 2.2 above) and accepted by the Administrator. If no such Election Form(s) is timely delivered for a Plan Year (or portion thereof), the Annual Deferral Amount shall be zero (0) for that Plan Year (or portion thereof).

(c)	Change in Election. Once a Plan Year has commenced, a Participant may not elect to change his or her deferral election that is in effect for that Plan Year, except if and to the extent permitted by the Administrator and made in accordance with the provisions of Section 409A specifically relating to a change and/or revocation of deferral elections (such as, for example, to cancel a deferral election upon the Participant’s Disability (as provided in Section 1.409A-3(j)(4)(xii) of the Treasury regulations), or, as provided in Section 1.409A-3(j)(4) of the Treasury regulations, following an Unforeseeable Financial Emergency or a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the Treasury regulations).

3.4	Withholding of Annual Deferral Amounts. For each Plan Year, the Annual Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Base Salary payroll in the percentage or dollar amount as permitted by the Administrator and elected by the Participant, as adjusted from time to time for increases and decreases in Annual Base Salary to the extent permitted by the Administrator and made in accordance with the provisions of Section 409A. The Incentive Payments portion of the Annual Deferral Amount shall be withheld at the time the Incentive Payments are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5

Annual Company Discretionary Amount. For each Plan Year, the Compensation Committee, acting on behalf of the Company and in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Discretionary Account under this Plan, which amount shall be for that Participant the Annual Company Discretionary Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero (0), even though one or more other Participants receive an Annual Company Discretionary Amount for that Plan Year. Unless otherwise specified by the Compensation Committee, the Annual Company Discretionary Amount, if any, shall be credited as of the last day of the Plan Year. Unless otherwise specified by the Compensation Committee, if a Participant to whom an Annual Company Discretionary Amount is credited is not employed by the Company as of the last day of a Plan Year other than by reason of his or her death or Disability, the Annual Company Discretionary Amount for that Plan Year shall be zero (0).

3.6	Annual Company Make-Up Amount. For each Plan Year during which a Participant participates in the 401(k) Plan, the Company, in its sole discretion, may, but is not required to, credit such Participant with an Annual Company Make-Up Amount equal to fifty percent (50%) of the first six percent (6%) of the Participant’s Annual Base Salary deferrals for the Plan Year not in excess of the compensation limit under Code section 401(a)(17) in effect for the Plan Year. This is intended to comply with Section X of the preamble to the final regulations under Code Section 409A. This Section shall not result in any Annual Company Make-Up Amount hereunder that would exceed, when considering the Company matching contribution amounts contributed to the 401(k) Plan for the Plan Year, the total Company matching contribution that would be made on behalf of a participant in the 401(k) Plan who earns compensation in excess of the dollar limit on recognizable compensation under Code section 401(a)(17). A Participant who is not eligible for the Plan Year (or for any portion thereof) to receive an allocation of Company matching contributions under the 401(k) Plan shall not be eligible for the Plan Year (or for any such portion) for the allocation of an Annual Company Make-Up Amount hereunder.

Unless otherwise specified by the Administrator, the Annual Company Make-Up Amount, if any, shall be credited as soon as practicable after the last day of the Plan Year. Unless otherwise specified by the Administrator, if a Participant to whom an Annual Company Make-Up Amount is credited is not employed by the Company as of the last day of a Plan Year, the Annual Company Make-Up Amount for that Plan Year shall be zero (0) and any such amounts otherwise credited shall be deemed forfeited.

3.7	Investment of Trust Assets. The trustee of the Trust shall be authorized, upon written instructions received from the Administrator or investment manager appointed by the Administrator, to invest and reinvest the assets of the Trust in accordance with the applicable Trust agreement, including the reinvestment of the proceeds in one or more investment vehicles designated by the Administrator.

3.8	Vesting.

(a)	A Participant shall at all times be one hundred percent (100%) vested in his or her Deferral Account and Company Make-Up Account.

(b)

A Participant shall become vested in his or her Company Discretionary Account pursuant to a vesting schedule, if any, approved and documented by the Administrator (except that the Compensation Committee must approve and document any vesting schedule for an executive officer of the

Company) at the time the Annual Company Discretionary Amount is credited to the Participant’ s Company Discretionary Account for the Plan Year; provided, however, if a Participant dies or suffers from a Disability before he or she Retires or experiences a Termination of Employment, his or her Company Discretionary Account shall immediately become one hundred (100%) vested (if it is not already vested in accordance with a vesting schedule).

3.9	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)	Sub-Accounts. Separate sub-accounts shall be established and maintained with respect to each Participant’s Account Balance (together, the “Sub-Accounts”), if and as applicable, one attributable to the portion of the Participant’s Account Balance which represents Annual Base Salary deferrals, another attributable to the portion of the Participant’s Account Balance which represents Incentive Payment deferrals, and another attributable to the portion of the Participant’s Account Balance which represents Annual Company Make-Up Amounts and Annual Company Discretionary Amounts, if any.

(b)	Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3 above, shall elect, on the Election Form(s), one or more Measurement Fund(s) (as described in Section 3.9(d) below) to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts for the first business day of the Plan Year, continuing thereafter unless changed in accordance with the next sentence. Commencing with the first business day of the Plan Year, and continuing thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), the Participant may (but is not required to) elect daily, by submitting an Election Form(s) to the Administrator that is accepted by the Administrator (which submission may take the form of an electronic transmission, if required or permitted by the Administrator), to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts, or to change the portion of each of his or her Sub-Accounts allocated to each previously or newly elected Measurement Fund(s). If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), unless changed in accordance with the previous sentence.

(c)	Proportionate Allocation. In making any election described in Section 3.9(b) above, the Participant shall specify on the Election Form(s), in whole percentage points, the percentage of each of his or her Sub-Account(s) to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(d)	Measurement Funds. The Participant may elect one or more of the Measurement Funds as shall be determined by the Administrator from time to time (the “Measurement Funds”) for the purpose of crediting or debiting additional amounts to his or her Account Balance. The Administrator may, in its sole discretion, discontinue, substitute or add a Measurement Fund(s). Each such action will take effect as of the first business day that follows by thirty (30) days the day on which the Administrator gives Participants advance written (which shall include e-mail) notice of such change. If the Administrator receives an initial or revised Measurement Fund(s) election which it deems to be incomplete, unclear or improper, the Participant’s Measurement Fund(s) election then in effect shall remain in effect (or, in the case of a deficiency in an initial Measurement Fund(s) election, the Participant shall be deemed to have filed no deemed investment direction). If the Administrator possesses (or is deemed to possess as provided in the previous sentence) at any time directions as to Measurement Fund(s) of less than all of the Participant’s Account Balance, the Participant shall be deemed to have directed that the undesignated portion of the Account Balance be deemed to be invested in a money market, fixed income or similar Measurement Fund made available under the Plan as determined by the Administrator in its discretion. Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Compensation Committee, the Administrator and the Company, and their agents and representatives, from any losses or damages of any kind relating to (i) the Measurement Funds made available hereunder and (ii) any discrepancy between the credits and debits to the Participant’s Account Balance based on the performance of the Measurement Funds and what the credits and debits otherwise might be in the case of an actual investment in the Measurement Funds.

(e)

Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Administrator, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, or as otherwise determined by the Administrator in its sole discretion, as though (i) a Participant ’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant as of such date, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred was invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant, no later than the close of business on the third (3rd) business day after the day on which such amounts are actually deferred from the Participant’s Annual Base Salary and Incentive Payments through reductions in his or her amounts otherwise payable, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such calendar month, no earlier than three (3) business days prior to the distribution, at the closing price on such date.

(f)

No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured general creditor of the Company.

(g)	Beneficiary Elections. Each reference in this Section 3.9 to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

3.10	FICA and Other Taxes.

(a)

Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Company shall withhold from that portion of the Participant’s Annual Base Salary and/or Incentive Payments that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Administrator may reduce the Annual Deferral Amount in order to comply with this Section 3.10.

(b)

Annual Company Make-Up Amounts. For each Plan Year in which an Annual Company Make-Up Amount is credited to the Account Balance of a Participant, the Company shall have the discretion to withhold from the

Participant’s Annual Base Salary and/or Incentive Payments that is not deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes. If necessary, the Administrator may reduce the Participant’s Annual Company Make-Up Amounts in order to comply with this Section 3.10.

(c)

Annual Company Discretionary Amounts. When a Participant becomes vested in a portion of his or her Company Discretionary Account, the Company shall have the discretion to withhold from the Participant’s Annual Base Salary and/or Incentive Payments that is not deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes. If necessary, the Administrator may reduce the Participant’s Annual Company Discretionary Amounts in order to comply with this Section 3.10.

3.11	Distributions. Notwithstanding anything herein to the contrary, (i) any payments made to a Participant under this Plan shall be in cash form, and (ii) the Company, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all Federal, state and local income, employment and other taxes required to be withheld by the Company, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of the Trust.

ARTICLE 4

Short-Term Payout/Unforeseeable Financial Emergencies

4.1

Short-Term Payout. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future “Short-Term Payout” from the Plan. Except as otherwise required by the Administrator, such election may be made separately with respect to each Plan Year’s Annual Base Salary and/or Incentive Payments that have been deferred. Subject to the Deduction Limitation and to Section 3.11, the Short-Term Payout shall be a lump sum payment in an amount that is equal to that year’s Annual Base Salary and/or Incentive Payment deferrals, and amounts credited or debited thereto in the manner provided in Section 3.9 above, determined at the time that the Short-Term Payout becomes payable (rather than the date of a Termination of Employment). Subject to the terms and conditions of this Plan, each Short-Term Payout elected shall be paid out during the month of January of the Plan Year designated by the Participant that is at least three (3) Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred, as specifically elected by the Participant. By way of example, if a three (3) year Short-Term Payout is elected by a Participant for Annual Base Salary or Incentive Payment deferrals that are deferred in the Plan Year commencing January 1, 2008, the three (3) year Short-Term Payout would become payable during January of 2012. Notwithstanding the preceding sentences or any other provision of this Plan that may be construed to the contrary, a Participant who is an active Employee may, with respect to each

Short-Term Payout, on a form determined by the Administrator, make one (1) or more additional deferral elections (a “Subsequent Election”) to defer payment of such Short-Term Payout to a Plan Year subsequent to the Plan Year originally (or subsequently) elected; provided, however, any such Subsequent Election will be null and void unless accepted by the Administrator no later than one (1) year prior to the first day of the Plan Year in which, but for the Subsequent Election, such Short-Term Payout would be paid, and such Subsequent Election provides for a deferral of at least five (5) Plan Years following the Plan Year in which the Short-Term Payout, but for the Subsequent Election, would be paid. Any amounts credited to the Participant’s Company Make-Up Account shall not be eligible for a Short-Term Payout under this Plan.

4.2	Other Benefits Take Precedence Over Short-Term Payout. Should an event occur that triggers a benefit under Article 5, 6, 7, 8 or 11, any Annual Deferral Amounts, plus amounts credited or debited thereon, that are subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3

Withdrawal Payout/Cancellation for Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrator to (i) cancel any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s vested Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship). A cancellation or payout under this Section 4.3 shall be permitted solely to the extent permitted under Code Section 409A. If, subject to the sole discretion of the Administrator, the petition for a cancellation and/or payout is approved, cancellation shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval. The payment of any amount under this Section 4.3 shall not be subject to the Deduction Limitation.

ARTICLE 5

Retirement Benefit

5.1	Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her entire Account Balance.

5.2

Payment of Retirement Benefit. Except as provided below, a Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the portion of his or her Account Balance attributable to Annual Deferral Amounts in a lump sum or pursuant to a Yearly Installment Method of between two (2) and ten (10) years as a Retirement Benefit. Except as otherwise required by the Administrator, such election may be made separately with respect to each Plan Year’s Annual Base Salary and/or Incentive Payments that have been deferred. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum.

Notwithstanding the above or anything herein that may suggest otherwise, the portion (if any) of the Participant’s Account Balance attributable to Annual Company Make-Up Amounts shall be received by the Participant solely as a lump sum payment, and the vested portion of the Participant’s Account Balance attributable to Annual Company Discretionary Amounts (if any) shall be received by a Participant solely in the form(s) of payment approved and documented by the Compensation Committee at the time the Annual Company Discretionary Amount is credited to the Participant’s Company Discretionary Account.

Unless an election is changed by the Participant as provided below, such Retirement Benefit shall be paid within sixty (60) days (or shall commence, in the case of installment payments) following the sixth month anniversary of the Participant’s Retirement.

The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Administrator, provided that any such Election Form is submitted at least one (1) year prior to the Participant’s Retirement and, if required by Section 409A, provides for a distribution (or commencement of distributions) date which is at least five (5) Plan Years from the distribution date then in effect. The Election Form most recently accepted by the Administrator shall govern the payout of the Retirement Benefit with respect to the portion of the Participant’s Account Balance to which it pertains.

Notwithstanding anything above or elsewhere in the Plan to the contrary, no change submitted on an Election Form shall be accepted by the Company if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted under Section 409(A)) and the Company shall deny any change made to an election if the Administrator determines that the change violates the requirement under Section 409A that the first payment with respect to which such election is made be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made. For these purposes, installment payments shall be treated as a single payment, with the result that an election to change from installments to a lump sum will require that the lump sum be postponed until a date which is at least five (5) years from the scheduled payment date of the first installment.

5.3	Other Benefits Take Precedence Over Retirement Benefits. Notwithstanding anything in this Article 5, should an event occur that triggers a benefit payable under Article 4, 6, 7, 8 or 11, prior to a Participant being eligible to receive Retirement Benefits under this Article 5, such Retirement Benefits shall not be paid in accordance with this Article 5 and the Participant shall be paid in accordance with the other applicable Article.

ARTICLE 6

Survivor Benefit

6.1

Pre-Retirement Survivor Benefit. The Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s entire Account Balance if the Participant dies while an Employee.

6.2	Payment of Pre-Retirement Survivor Benefit. The Pre-Retirement Survivor Benefit shall be paid in a lump sum within sixty (60) days following the date on which the Administrator has been provided with proof that is satisfactory to the Administrator of the Participant’s death. Any payment made hereunder shall not be subject to the Deduction Limitation.

6.3

Death Prior to Completion of Retirement Benefit or Termination Benefit. If a Participant dies after Retirement or Termination of Employment but before his or her Retirement Benefit or Termination Benefit is paid in full, the Participant’s unpaid Retirement Benefit or Termination Benefit payments shall be paid to the Participant’s Beneficiary in a lump sum within sixty (60) days following the date on which the Administrator has been provided with proof that is satisfactory to the Administrator of the Participant’s death. Any payment made hereunder shall not be subject to the Deduction Limitation.

ARTICLE 7

Termination Benefit

7.1

Termination Benefit. A Participant shall receive a Termination Benefit, which shall be equal to the Participant ’s vested Account Balance if the Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability.

7.2	Payment of Termination Benefit. The Termination Benefit shall be paid in a lump sum within sixty (60) days following the sixth month anniversary of the Participant’s Termination of Employment.

ARTICLE 8

Disability Waiver and Benefit

8.1	Disability Waiver.

(a)	Cancellation of Deferral. Subject to Section 409A, if it is determined that a Participant is suffering from a Disability, such Participant’s deferrals shall thereupon be cancelled.

(b)	Return to Work. If a Participant returns to employment with the Company, after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Administrator for each such election in accordance with Section 3.3 above.

8.2	Disability Benefit/Payment of Disability Benefit. A Participant shall receive a Disability Benefit equal to the Participant’s entire Account Balance if the Participant suffers a Disability prior to his or her Retirement, Termination of Employment or death. In the case of a Participant who is otherwise eligible to Retire at the time of his or her Disability, the Disability Benefit shall be paid in a lump sum and/or in installments in accordance with Section 5.2, and in the case of a Participant who is not otherwise eligible to Retire at the time of his or her Disability, the Disability Benefit shall be paid in a lump sum in accordance with Section 7.2; provided that, in either case, payment shall be made (or shall commence, if appropriate) within sixty (60) days following the date on which the Participant is determined by the Administrator to be suffering from a Disability. Any payment made hereunder shall be subject to Section 3.11, but shall not be subject to the Deduction Limitation.

ARTICLE 9

Beneficiary Designation

9.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.

9.2

Beneficiary Designation/Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and delivered to the Administrator prior to his or her death.

9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator or its designated agent.

9.4

No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse, or, if the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.5

Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its sole discretion, to cause the Company to withhold such payments until this matter is resolved to the Administrator’s satisfaction.

9.6

Discharge of Obligations. The payment of benefits under the Plan to a person believed in good faith by the Administrator to be a valid Beneficiary shall fully and completely discharge the Company and the Administrator from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits. Neither the Administrator nor the Company shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Administrator notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Administrator within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Administrator, the Administrator may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Administrator determines. If the location of none of the foregoing persons can be determined, the Administrator shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Company, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Company if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, neither the Compensation Committee, the Administrator nor the Company shall be liable to any person for any payment made in accordance with such law.

ARTICLE 10

Leave of Absence

10.1	Paid Leave of Absence. If a Participant is authorized by the Company for any reason to take a paid leave of absence from his or her service to the Company, the Participant shall continue to be considered employed by the Company, and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.4.

ARTICLE 11

Termination/Amendment/Modification

11.1

Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all Participants, by action of its board of directors or appropriate committee thereof. Upon a termination of the Plan in accordance with the requirements, restrictions and limitations of Section 1.409A-3(j)(4)(ix) of the Treasury regulations, the Plan Agreements of the affected Participants shall terminate and their vested Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible for Retirement, then with respect to that Participant as if he or she had Retired on the date of Plan termination, shall be paid to Participants in accordance with their distribution elections in effect at the time of the Plan termination (but not to commence before or end after any distribution period required by Section 409A). If, due to the circumstances surrounding the Plan termination, a distribution of a Participant ’s Account Balance upon Plan termination is not permitted by Section 409A, the payment of the Account Balance shall be made only after Plan benefits otherwise become due hereunder. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

Without limiting the generality of the foregoing, the Company specifically reserves the right to terminate and liquidate the Plan with respect to all Participants, in its discretion and by action of the its board of directors or appropriate committee thereof, within the thirty (30) days preceding or the twelve (12) months following a “change in control event” (as defined in Section 409A); provided, however, that such termination and liquidation must be irrevocable and shall be permitted only if all arrangements sponsored by the Company that are required to be aggregated with the Plan pursuant to Section 16.19 are also irrevocably terminated and liquidated with respect to each Participant therein who is employed by the Company that has experienced the change in control event, so that Participants under the Plan and all participants under those other arrangements who are employed by the Company that have experienced the change in control event are required to receive all amounts of compensation deferred under the terminated and liquidated arrangements within twelve (12) months of the date the Company takes irrevocable action to terminate and liquidate the arrangements.

11.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Compensation Committee; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

11.3	Plan Agreement. Despite the provisions of Sections 11.1 and 11.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Company may only amend or terminate such provisions with the consent of the Participant.

11.4	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7, 8 or 11 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

11.5	Amendment to Ensure Proper Characterization of the Plan. Notwithstanding the previous Sections of this Article 11, the Plan may be amended at any time, retroactively if required, or if found necessary, in the opinion of the Compensation Committee, in order to ensure that the Plan is characterized as a non-tax-qualified “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA sections 201(2), 301(a)(3) and 401(a)(1), to conform the Plan to the provisions of Section 409A and to ensure that amounts under the Plan are not considered to be taxed to a Participant under the Federal income tax laws prior to the Participant’s receipt of the amounts or to conform the Plan and the Trust to the provisions and requirements of any applicable law (including ERISA and the Code).

11.6	Changes in Law Affecting Taxability.

(a)

Operation. This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her Federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder; provided, however, that no portion of this Section shall become operative to the extent that portion would result in a violation of Section 409A (e.g., by causing an impermissible distribution under Section 409A).

(b)

Affected Right or Feature Nullified. Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (c), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her Federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant’s Account Balance is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account Balance not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Participants who have a certain status with respect to the Company, then only such Participants shall be subject to this Section.

(c)	Tax Distribution. If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

11.7	Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan or this Article 11 to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to Participants based on the law in effect at the time the distribution is to be made, including Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

ARTICLE 12

Administration

12.1	Administration. Except as otherwise provided herein, the Plan shall be administered by the Administrator. The Administrator shall be the named fiduciary for purposes of the claims procedure pursuant to Article 14 only and shall, except as the Compensation Committee may otherwise determine, have authority to act to the full extent of its absolute discretion to:

(a)	Interpret the Plan;

(b)	Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan;

(c)	Create and revise rules and procedures for the administration of the Plan and prescribe such forms as may be required for Participants to make elections under, and otherwise participate in, the Plan; and

(d)	Take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan.

Any expenses incurred in the administration of the Plan shall be paid by the Company.

12.2	Determinations. Except as the Compensation Committee may otherwise determine (and subject to the claims procedure set forth in Article 14), all decisions and determinations by the Administrator shall be final and binding upon all Participants and Beneficiaries.

12.3	General. Neither the Administrator nor any member of the Compensation Committee shall participate in any matter involving any questions relating solely to his own participation or benefits under this Plan. The Administrator and the Compensation Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of any persons, firms or agents retained by it, including but not limited to accountants, actuaries, counsel and other specialists. Nothing in this Plan shall preclude the Company from indemnifying the Administrator and members of the Compensation Committee for all actions under this Plan, or from purchasing liability insurance to protect such persons with respect to the Plan.

ARTICLE 13

Other Benefits and Agreements

13.1	Coordination with Other Benefits. The benefits provided for a Participant or a Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14

Claims Procedures

14.1	Scope of Claims Procedures. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

14.2	Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Administrator. The Administrator shall review the claim itself or appoint an individual or an entity to review the claim.

(a)	Benefit Claims. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Administrator or appointee of the Administrator prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(b)	Manner and Content of Denial of Initial Claims. If the Administrator denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)	The specific reasons for the denial;

(ii)	A reference to the Plan provision or insurance contract provision upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the Participant’s right to bring a civil action under ERISA Section 502(a) following a denial on review of the initial denial.

14.3	Review Procedures.

(a)	Benefit Claims. A request for review of a denied claim must be made in writing to the Administrator within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)	Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Administrator will give the Claimant, in writing or by electronic notification, a notice containing:

(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant Plan provisions or insurance contract provisions on which its decision is based;

(iv)

a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(vi)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

14.4

Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

14.5

Legal Action. If the Plan fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.

14.6	Compensation Committee Review. Anything in this Plan to the contrary notwithstanding, the Compensation Committee may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Plan.

ARTICLE 15

Trust

15.1	Establishment of the Trust. The Company may establish the Trust, in which event the Company intends, but is not required, to transfer over to the Trust at least annually such assets as the Company determines, in its sole discretion, are necessary to provide for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Company Make-Up Amounts and Annual Company Discretionary Amounts for the Participants.

15.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

15.3	Distributions from the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under this Plan.

ARTICLE 16

Miscellaneous

16.1

Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

16.2

Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3

Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Company and a Participant. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.4

Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person ’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant. Subject to any employment agreement to which the Company and the Participant may be parties, such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

16.6

Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

16.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Maryland without regard to its conflicts of laws principles.

16.10	Notice. Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Melissa Wallace

Under Armour, Inc.

Tide Point

1020 Hull Street

Baltimore, Maryland 21230

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

16.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

16.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14

Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15

Court Order. The Administrator is authorized to make any payments directed by court order in any action in which the Plan or the Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse in accordance with Section 409A.

16.16	Distribution in the Event of Taxation.

(a)

In General. Subject to Section 409A, if, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, the Participant may petition the Administrator, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid vested Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.

(b)

Trust. If the Trust terminates in accordance with the provisions of the Trust and benefits are distributed from the Trust to a Participant in accordance with such provisions, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

16.17	Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Company or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

16.18	Aggregation of Employers. If the Company is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code Section 414(b) or (c), but substituting a fifty percent (50%) ownership level for the eighty percent (80%) level set forth in those Code Sections), all members of the group shall be treated as a single Company for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A shall require. For purposes of Section 11.1, in the case of a change in control event, the entities to be treated as a single Company shall be determined immediately following the change in control event.

16.19	Aggregation of Plans. If the Company offers other account balance deferred compensation plans in addition to the Plan, those plans together with the Plan shall be treated as a single plan to the extent required under Section 409A for purposes of determining whether an Employee may make a deferral election pursuant to Section 3.3(a) within thirty (30) days of becoming eligible to participate in the Plan and for any other purposes under the Plan as Section 409A shall require.

16.20	USERRA. Notwithstanding anything herein to the contrary, any deferral or distribution election provided to a Participant as necessary to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, shall be permissible hereunder.

16.21	Acceleration of Distribution. The Company may, in its sole discretion (without any direct or indirect election on the part of any Participant), accelerate the date of distribution or commencement of distributions hereunder, or accelerate installment payments by paying the vested Account Balance in a lump sum or pursuant to a Yearly Installment Method using fewer years, to the extent permitted under Section 409A (such as, for example, as provided in Section 1.409A-3(j)(4) of the Treasury regulations, to comply with domestic relations orders or certain conflict of interest rules, to pay employment taxes, to make a lump sum cashout of certain de minimus amounts that are less than the applicable dollar amount under Code Section 402(g)(1)(B), or to make payments upon income inclusion under Section 409A).

If the Trust terminates in accordance with the provisions of the Trust and benefits are distributed from the Trust to a Participant in accordance with such provisions,

the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

16.22	Delay in Payment. If the Administrator reasonably anticipates that any payment scheduled to be made hereunder would violate securities laws (or other applicable laws) or jeopardize the ability of the Company to continue as a going concern if paid as scheduled, then the Administrator may defer that payment, provided the Company treats payments to all similarly situated Participants on a reasonably consistent basis. In addition, the Company may, in its discretion, delay a payment upon such other events and conditions as the IRS may prescribe, provided the Company treats payments to all similarly situated Participants on a reasonably consistent basis. Any amounts deferred pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 3.9 above, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date on which the Administrator reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the IRS.

IN WITNESS WHEREOF, the Company has signed this Plan document as of November 6, 2007.

UNDER ARMOUR, INC.

By:	/s/ Melissa A. Wallace
Title:	Vice President of Human Resources